UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Robertson, Jerry E.
   10750 Columbia Pike
   Silver Spring, MD  20901
2. Date of Event Requiring Statement (Month/Day/Year)
   10/15/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Choice Hotels International, Inc.
   CHH
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
   12/12/97
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
  Common Stock                             |4,545                 |D               |Note 1                                         |
-----------------------------------------------------------------------------------------------------------------------------------|
       "            "                      |15,500                |I               |Note 2                                         |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
  Common Stock Option ( |Note 3   |9/9/04   |Common Stock           |5,494    |$8.5551   |D            |                           |
Right to Buy)           |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |Note 4   |9/28/05  |"          "           |1,100    |$10.3922  |D            |                           |
                "       |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |Note 5   |9/30/06  |"          "           |1,100    |$11.5986  |D            |                           |
                "       |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |Note 6   |11/4/06  |"          "           |5,494    |$12.2095  |D            |                           |
                "       |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |Note 7   |9/16/07  |"          "           |642      |$16.488   |D            |                           |
                "       |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Note 1: Includes 3,731 shares of restricted stock granted under the Choice Hotels International, Inc.
Non-Employee Director Stock Compensation
Plan.
Note 2: Beneficially owned by the JJ Robertson Limited Partnership, of which the Reporting Person and his wife are the general partners.
Note 3: Such options vest in three equal monthly installments beginning on 9/9/96.
Note 4: Such options vest in three equal monthly installments beginning on 9/28/97.
Note 5: Such options vest in three equal monthly installments beginning on 9/30/98.
Note 6: Such options vest in three equal monthly installments beginning on 11/4/98.
Note 7: Such options vest in three equal monthly installments beginning on 9/16/99.
SIGNATURE OF REPORTING PERSON
Jerry E. Robertson
DATE
2/12/98